Exhibit 23.3

GIFFORD FONG ASSOCIATES 3658 Mt. Diablo Boulevard, Suite 200 Lafayette, CA 94549-3751 Telephone: (925) 299-7800 Facsimile: (925) 299-7815

September 8, 2008

Mr. Kevin Herrmann

Chief Financial Officer

Ballantyne of Omaha, Inc.

4350 McKinley Street

Omaha NE 68112

Subject: WRITTEN CONSENT TO REFERENCE GIFFORD FONG ASSOCIATES’ VALUATION IN S-8 FILING OF BALLANTYNE OF OMAHA, INC.

Dear Mr. Herrmann:

We hereby consent to the inclusion in the registration statement on Form S-8 of Ballantyne of Omaha, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our report relating to the valuation of the auction-rate securities of Ballantyne of Omaha, Inc. as of March 31, 2008, and to references to our firm’s name therein.

Sincerely,

Gifford Fong Associates

/s/ H. Clifford Fong
H. Clifford Fong
Senior Vice President